November 7, 2012 as revised November 13, 2012

Cornelius Moses
130 Royall Street
Canton, MA 02021                            Via Hand Delivery

Dear Neil:

Per your conversation with Nigel Travis, the following constitutes our mutual agreement (the “Agreement”) regarding the terms and conditions of the separation of your employment with Dunkin’ Brands, Inc. (the “Company”) by your resignation:

Separation Agreement and Release of Claims

1.
Separation from Employment. You acknowledge and agree that your employment with the Company is hereby terminated, effective March 15, 2013 (the “Separation Date”) and that, effective as of the Separation Date, such termination has resulted in your “Separation from Service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Between November 7, 2012 and March 15, 2013, you will no longer hold the position of Chief Global Strategy Officer of the Company or be considered an officer of the Company, however, the Company will continue to pay you your salary, paid at your current rate of pay, less appropriate taxes, withholdings and/or deductions, and all benefits as currently provided, subject to any changes applicable to all employees for 2013 and your benefit elections for that year. Effective November 8, 2012, you are no longer Chief Global Strategy Officer, or any other officer, of the Company.

Regardless of whether you sign this Agreement, at the time your employment terminates you will receive the following, less all appropriate taxes, withholdings and/or deductions:

(a)	Payment at your current rate of salary for all work you performed for the Company during the last payroll period through the Separation Date; and

(b)	A lump sum payment for all hours of vacation time that you accrued but had not used as of the Separation Date as reflected on the Company’s books.

2.
Severance Payment. As severance, beginning as of March 23, 2013, the Company shall provide you with twelve (12) months’ salary, paid at your current rate of pay, less appropriate taxes, withholdings, and/or deductions. Payment shall be made on the Company’s usual payroll schedule, beginning with the first payroll date after the effective date of Exhibit A (which shall be at least eight (8) days after Exhibit A is executed by you and you have not, in the interim, revoked it) and in no event later than 60 days from the Separation Date.

3.
Outplacement. The Company will pay for six (6) months of outplacement services for you following the Separation Date either through Transition Solutions or a firm selected by you, but the cost of which shall not exceed the cost that would have been paid to Transition Solutions for comparable services. If you have not secured alternative employment after the initial six months, the Company will pay for up to an additional six (6) months pursuant to the same terms.

4.
Short Term Incentive. The Company shall pay your short term incentive payment for the 2012 calendar year, funded at 100% of your target for 2012 (which is 75% of your current salary) under the Dunkin’ Brands’ Executive Short-Term Incentive Plan (the “STI Plan”). That payment shall be made no later than March 15, 2013.

5.
Equity. To view a schedule of your holdings as of the Separation Date, you can log on to . Options must be exercised in accordance with the timetable set forth in the Company’s post-termination exercise policy and applicable stock agreements. Pursuant to the terms of the applicable stock agreements, vesting on all stock and stock options shall cease as of the Separation Date, and any unvested shares of restricted stock and unvested stock options shall be forfeited. The Company acknowledges that the stock option grant dated March 9, 2011, in the amount of 240,804 shares (post-split) (the “Option”), shall remain outstanding through the Separation Date and, subject to its terms, you shall be vested in a total of 96,320 shares as of the Separation Date (provided that you have not sold any of the shares which are currently vested or may vest). Unless otherwise set forth in the 2006 Executive Incentive Plan, you will have three (3) months from the Separation Date to exercise the vested shares subject to the Option. Through the Separation Date, you shall be subject to the Company’s general employee insider trading policy and its addendum, but you shall not be subject to its provisions or those of its addendum regarding “Trading Window,” “Pre-Clearance Procedures,” “Black Out Procedures” and “Event-Specific Trading Restrictions.” You acknowledge the Company has provided you with a copy of the policy and its addendum.

6.	Benefits and Miscellaneous. (a) You may be eligible to convert your Company-provided life insurance to an individual plan, at your own cost, in accordance with the terms and conditions of that plan.

(b)    If you are a current participant, your salary deferral and the Company match to the 401(k) Savings Plan will cease coincident with the paycheck representing pay through the Separation Date. You will be provided with information under separate cover on your future participation and certain elections you may make with regard to the 401(k) plan.

(c)    Your current participation and that of your eligible dependents in the Company’s group health and dental plans will continue through last day of the month in which your employment terminates. Thereafter, you may be eligible to continue your participation and that of your eligible dependents in the Company’s group health and dental plans under the federal law known as “COBRA.” Such participation is at your own cost as outlined in paragraph 6(d) below. You will be provided with additional information regarding COBRA under separate cover.

(d)    If you are eligible and elect to continue your participation and that of your eligible dependents in the Company’s group health and dental plans under COBRA, for twelve (12) months from the last day of the month in which your employment terminates, i.e., the Separation Date, the Company will continue to pay that share of the premium cost that it pays for active employees and their covered dependents generally. You will still be responsible for the applicable employee portion of the premium on a monthly basis, in the manner specified in the COBRA notice, except that in no event shall your costs exceed the amount active employees pay for the same type of coverage. The Company may satisfy its obligation under this paragraph by either paying the Company’s portion of the monthly COBRA premiums directly to the applicable insurer or, in its discretion, by paying you a monthly cash amount equal to the Company’s portion of the monthly COBRA premiums, in each case, for each month within such 12 month period. At the end of such 12 month period, you will be required to pay on a monthly basis the entire COBRA premium for the remainder of the COBRA continuation coverage period, subject to the terms of this Agreement, if you are eligible for and elect to continue COBRA. The Company’s obligation hereunder shall immediately cease if you become eligible for comparable alternative coverage. You must notify the Company within one week of becoming eligible for such alternative coverage.

(e)    Except as expressly stated herein, your participation in all Company employee benefit plans will end as of the Separation Date.

(f)    The Company shall reimburse you for all Company-related expenses provided you submit all outstanding expense reports and supporting documentation no later than 60 days from the Separation Date pursuant to the Company’s policies applicable to all other executives.

(g)    The Company shall reimburse you for your legal fees and costs associated with this Agreement, not to exceed $15,000, and subject to your delivery of an invoice to the Company documenting same.

7.
Release of Claims to the Company. (a) For and in consideration of the payments and benefits set forth herein, to which you acknowledge you are not otherwise entitled, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, you, on your own behalf and on behalf of your heirs, executors, administrators, beneficiaries, representatives and assigns, hereby release and forever discharge the Company, its parents, subsidiaries and affiliates, and all of their respective past and present officers, directors, shareholders, officers, employees, employee benefit plans, insurers, agents, representatives, successors and assigns (collectively hereafter the “Releasees”), both individually and in their official capacities, from any and all liability, claims, demands, actions and causes of action of any type which you have had in the past, now have, or might now have, from the beginning of the world up to the date that you execute this Agreement, in any way resulting from, arising out of or connected with your employment, its termination, or pursuant to any federal, state or local statute, common law, employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Pregnancy Discrimination Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker’s Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Occupational Safety and Health Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, the Massachusetts Fair Employment Practices Act, G.L. c. 151B, all state fair employment practices acts, each as amended, and any and all claims for wrongful discharge, discrimination, harassment, retaliation, common law claims, actions in tort, defamation, breach of contract, and claims of interest in unvested stock options, for wages or for attorneys’ fees) as well as any claims arising from your Offer Letter, dated September 27, 2010 and the June 20, 2011 Amendment thereto, any Company severance plan, policy or program including the former Amended and Restated Executive Separation Pay Plan.

(b)    Notwithstanding the foregoing, this paragraph 7 shall not apply to any claim to enforce the terms of the Agreement, any rights that are vested under the terms of an applicable employee benefit plan, retirement or stock option plan, or that may arise after your execution of this Agreement or any right of indemnification for and by the Company for acts occurring during your employment as an officer of the Company (i.e., prior to November 8, 2012), including but not limited to the Director and Officer Indemnification Agreement between you and the Company dated May 4, 2011, which shall survive this release and shall remain in full force and effect, and for any other applicable right of indemnification, if any, through the Separation Date.

(c)    Nothing in this Agreement is intended to, or shall be interpreted to, discourage or interfere with rights under the Older Workers Benefit Protection Act to test the knowing and voluntary nature of this Release of Claims under the Age Discrimination in Employment Act, or to prevent the exercise of such rights. Nothing in this Release prevents you from participating in or cooperating in any governmental, administrative, or regulatory investigation or proceeding regarding the Company, but you acknowledge that this Release does prevent you from obtaining any benefit, damages or remedy from such investigation or proceeding.

(d)    As a condition of the Company’s obligations hereunder, you agree to execute a second Release of Claims, attached as Exhibit A to this Agreement, dated March 15, 2013, and return it to Ginger Gregory, Chief Human Resources Officer, to release any claims that may have arisen between the date you execute this Agreement and the Separation Date (hereafter the “Transition Period”). In the event you revoke the second Release of Claims at any time or for any reason, you shall be obligated to reimburse the Company for all amounts paid, as well as the complete value of any other consideration you receive from the Company in March 2013 such as options or securities which may inure to you as a result of your exercise of those options, as well as lose your right to any future payments which you may have otherwise been entitled to receive from the Company under this or any other agreement or understanding you may have with the Company.

8.
Release of Known Claims as to You. (a) For the benefits and covenants set forth herein, to which the Company acknowledges it is not otherwise entitled, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, for itself and its parents, subsidiaries and affiliates, and all of their respective past and present officers, directors, shareholders, employees, insurers, agents, representatives, successors and assigns (collectively hereafter the “Releasors”), both individually and in their official capacities, hereby release and forever discharge you, on your own behalf and on behalf of your heirs, executors, administrators, beneficiaries, representatives and assigns (“Releasees”) from any and all liability, claims, demands, actions, and causes of action of any type of which the Company has actual knowledge and which the Releasors have had in the past, or now have, from the beginning of the world up to the date that the Company executes this Agreement, in any way resulting from, arising out of or in connection with your employment with the Company.

(b)
Notwithstanding the foregoing this Paragraph 8 shall not apply to any claim to enforce the terms of the Agreement, that the Company does not have actual knowledge of as of the date of this Agreement, or that may arise after the Company’s execution of this Agreement.

(c)
In return for a second Release of Claims, attached as Exhibit A to this Agreement, that you will execute pursuant to Paragraph 7 of this Agreement, the Company shall execute a second Release of Claims as to you in the form attached as Exhibit B to this Agreement, after the revocation period for Exhibit A has expired, to release you from any known claims as of the Separation Date. The Company acknowledges and agrees, on behalf of its parents, subsidiaries, affiliates, and all of their respective past and present officers, directors, shareholders, insurers, agents, representatives, successors and assigns, in their official capacities, that as of the date of this Agreement they have no known claims against you.

9.
Transfer of Claims. You represent and warrant that you have not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association, or entity whatsoever, any claim released pursuant to this Agreement. You further agree to indemnify and hold Company harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorney’s fees), causes of action or judgments based on or arising out of any such assignment or transfer.

10.
Restrictive Covenants. Notwithstanding anything in this Agreement to the contrary, you agree that the Non-Compete/Non-Solicitation/Confidentiality agreement between you and the Company dated September 30, 2010, attached hereto as Exhibit C and incorporated herein by reference, shall survive in its entirety and remain in full force and effect.

11.
Confidentiality. (a) Except as required in connection with the Company’s disclosure obligations as a public company, you and the Company agree to keep the terms and conditions and facts and circumstances leading up to this Agreement confidential and shall not disclose them to anyone except immediate family members, attorneys, financial advisers and Company employees on a need to know basis as necessary to effectuate the terms of this Agreement (as the case may be), and only if they agree to keep this information confidential and not disclose it to others, or pursuant to court order, subpoena or as otherwise required by law. Notwithstanding the foregoing, you may disclose paragraphs 3-5 of Exhibit C to prospective employers.

(b) You expressly acknowledge that, in accordance with Exhibit C, you may not use, for the benefit of yourself or any other person or entity, any confidential information, trade secrets or proprietary information of the Company and that you may not disclose such information to anyone outside the Company, except where required by law.

(c) If you are requested or required to disclose any confidential or proprietary information of the Company, or the terms and conditions of this Agreement to a court or governmental agency, you shall notify the Company’s General Counsel in writing within 3 business days after you learn of such obligation or request, and permit the Company to take all lawful actions it deems necessary to prevent or limit such disclosure.

12.
Non-Disparagement. (a) You agree that you will not directly or indirectly disparage, in any way cause disparagement, or encourage others to disparage, the Company, its affiliates, subsidiaries or any of its directors, officers or employees, its products, services, marketing or advertising programs, financial status or business.

(b) The Company shall instruct its senior leadership team not to directly or indirectly disparage, or in any way cause disparagement, or encourage others to disparage you. In the event the Company receives any request for a reference for you, the Company shall respond by confirming your dates of employment, compensation and benefits, level and rates, and title. Any additional response shall be consistent with this Paragraph 12.
.

13.
Return of Company Property. You represent and warrant that as of the Separation Date, and before the Company is obligated to provide you with any pay or benefits hereunder, you shall return all Confidential Information of the Company (as defined in Exhibit C), materials that incorporate or reference such Confidential Information, and all copies thereof, all Company assets, such as computer(s), PDA(s), telephone(s), vehicles, and credit cards, all documents, materials, records, files and information, in any media, related to the business of the Company, including all copies, and all keys or other property of the Company in your possession or control, EXCEPT that you shall retain at no cost to you the Company technology devices currently assigned to you, including your I Phone, I pad and laptop computer that is currently reserved for you at the Company’s IT department which shall be delivered to you in a mutually agreeable manner.

14.
Cooperation. You agree to cooperate reasonably with the Company in its defense of any investigation, litigation or administrative proceeding, including any charges or claims filed against it by current or former employees, regarding all matters occurring during your employment. The Company shall fully reimburse you for reasonable out of pocket expenses incident to such cooperation provided they are properly documented pursuant to the same Company policies applicable to other executives and officers.

15.
Resignation/Transition Period. While you remain an employee until the Separation Date, this Agreement represents your resignation as an Officer of the Company, from any board or committee memberships and other positions which you hold with the Company, and all of its subsidiaries and affiliates, effective November 8, 2012. You agree to execute and return to the Company any documents it deems necessary to separately confirm your resignation from such positions. During the Transition Period, you will not be required to report to Brand Central, but shall make yourself reasonably available to the Company and its Chief Executive Officer, and spend the requisite time necessary to ensure a smooth transition.

16.
Breach. Your breach of any of the terms set forth in this Agreement shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder. In addition to any other legal or equitable remedy available to the Company, it shall be entitled to recover any monies paid pursuant to you pursuant to this Agreement.

17.
No Liability or Wrongdoing. The parties hereto agree and acknowledge that this Agreement is intended only to settle all matters between the parties and nothing contained in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as or deemed to be evidence of an admission of liability or wrongdoing by any of the Releasees, and any such liability or wrongdoing is hereby expressly denied by each of the Releasees.

18.
Method of Payment. All payments contemplated hereunder will be made by the Company using such payment method as it may determine in its discretion, including without limitation direct deposit into your bank account, unless you specifically advise the Company in writing otherwise. Unless you advise the Company of any changes to your banking information, any payments made by direct deposit will be made into such bank account as is currently on file with the Company’s payroll department.

19.
Accord and Satisfaction. By executing this Agreement, you acknowledge and agree that you are not entitled to any further wages, compensation, stock, commissions, bonuses, severance, incentives or other monies or payments of any nature, or to any benefits from the Company except and unless as explicitly provided in this Agreement. You further acknowledge that no promises, inducements or other consideration not expressly stated in this Agreement have been made or otherwise exist with respect to the terms and conditions of this Agreement, and that this Agreement may only be modified in accordance with paragraph 24(a).

20.
Re-employment. You agree that you will neither apply for nor accept employment with the Company, any of its parents, subsidiaries, affiliates, or any other entity controlled by, or under common control with, the Company (the “Company Entities”), the Company Entities are not obligated to reinstate or re-employ you in the future in any capacity, and you hereby discharge the Company Entities from any liability or obligation to reinstate or re-employ you in any capacity. You acknowledge that your forbearance from doing so is contractual and is in no way discriminatory, retaliatory or involuntary.

21.
Payment of Applicable Taxes and 409A. While this Agreement and the payments and benefits provided hereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Code, an at all times should be interpreted so as to comply, the Company makes no representation or covenant to ensure that any payment or benefits provided under this Agreement are exempt from, or compliant with Section 409A. The Company shall have no liability to you if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. It is intended that each installment of the severance payment pursuant to paragraph 2, and any payment or benefit hereunder, be treated as a separate “payment” for purposes of Section 409A of the Code. The Company shall not have the right to accelerate or defer delivery of such payments or benefits except to the extent permitted or required pursuant to Section 409A of the Code. All reimbursements and in-kind benefits provided to you under this Agreement are intended to be made or provided in accordance with the requirements of Section 409A of the Code to the extent they are subject to Section 409A. Any expenses or other reimbursements paid pursuant hereto that are taxable income to you shall in no event be paid by the Company later than the end of the calendar year next following the calendar year in which you incur such expenses or pay such related tax.

22.
Dispute Resolution. With respect to any claims or disputes arising under or in connection with this Agreement, you and the Company agree to attempt in good faith to resolve such claim or dispute informally through discussions with an authorized executive officer of the Company. If after completing the foregoing procedure the dispute is not resolved, the Company and you agree that the dispute or claim shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be held in Boston, Massachusetts and shall be conducted in accordance with the AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration, except that in the process of selecting an arbitrator, the parties may strike names from the AAA’s list of arbitrators for good cause, and with the additional condition that all steps reasonably necessary to ensure the confidentiality of the proceedings and the arbitrator’s determination will be added to the basic rules and requirements. Notwithstanding the foregoing, any arbitration pursuant to this paragraph shall not impair either party’s right to request injunctive or other equitable relief in connection with Exhibit C.

23.
Acknowledgement, Acceptance and Revocation. (a) You acknowledge that you are signing this Agreement knowingly, voluntarily, with full understanding of its terms and effects and without duress, coercion, fraud or undue influence;

(b)    You are advised, prior to signing this Agreement, to seek the advice of an attorney of your choosing and all other advice you may require regarding the purpose and effect of this Agreement, its Release of Claims and all matters contained herein, including without limitation those under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act;

(c)    You have twenty-one (21) days from the date you receive this Agreement to consider its terms and the consequences of the Release of Claims contained herein and to accept the terms of this Agreement by signing below and returning it to Dunkin’ Brands, Inc., c/o Chief Human Resources Officer, 130 Royall Street, Canton, MA 02021 (although you may choose to voluntarily execute this Agreement prior to the expiration of the twenty-one (21) day period);

(d)    If you thereafter desire to revoke acceptance of this Agreement, you must do so by notice in writing to the Chief Human Resources Officer within seven (7) days following the execution of this Agreement; and

(e)    This Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you, and you have not revoked it (the “Effective Date”). The parties agree that any changes to the offer in this Agreement, whether material or not, will not restart the running of the 21 day period.

24.
Miscellaneous. (a) This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, heirs, executors, administrators, successors and assigns.

(b)    This Agreement, including Exhibits A through C , contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters, EXCEPT that notwithstanding anything to the contrary in this Agreement or Exhibits A through C, any of your rights to indemnification from and by the Company for acts occurring during your employment as an officer of the Company (i.e., prior to November 8, 2012), including, but not limited to, the Director and Officer Indemnification Agreement between you and the Company dated May 4, 2011, and any other applicable right of indemnification, if any, through the Separation Date, shall survive this Agreement and shall remain in full force and effect. You represent that you have carefully read this Agreement, that you are not relying on any promise or representation, whether oral or written, that is not expressly contained herein, that you have been afforded the opportunity to be advised of its meaning and consequences by your own attorney, and have signed the same of your own free will.

(c)    The provisions of this Agreement are severable, and if any provision of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable.

(d)    This Agreement shall be interpreted and construed pursuant to the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.

(e)    This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

(f)    The section headings in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

(g)    The waiver by the Company of any action, right or condition in this Agreement, or of any breach of a provision of this Agreement, shall not constitute a waiver of any other provisions of this Agreement or any other occurrences of the same event.

If you fail to timely return this signed Agreement to the Company within 21 days, this severance offer shall expire and will no longer be available to you.

If you should have any questions, please feel free to contact me.

Regards,

/s/ Ginger Gregory

Ginger Gregory
Chief Human Resources Officer/duly authorized officer and representative of
Dunkin’ Brands, Inc.

ACCEPTED AND AGREED TO:

/s/ Cornelius Moses            Dated:        11/13/2012
Cornelius Moses

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